Contact:    John D. Giolli
       Millennium Cell, Inc.
(732) 542-4000

Investors:    Betsy Brod/Jonathan Schaffer
Brod & Schaffer, LLC
(212) 750-5800

MILLENNIUM CELL REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Eatontown, NJ—February 15, 2006 —Millennium Cell Inc. (NASDAQ: MCEL), a leading developer of hydrogen battery technology today reported a net loss for the quarter ended December 31, 2005 of $2.3 million, or $0.05 per share, as compared to $2.2 million, or $0.06 per share in the same period of 2004. The Company reported a net loss for the year ended December 31, 2005 of $14.6 million, or $0.34 per share, as compared to $10.8 million, or $0.29 per share for the year ended December 31, 2004. A significant portion of the increase in net loss was a result of non-cash charges from the issuance of $2.4 million of preferred stock to The Dow Chemical Company in the second quarter of 2005.

Cash used in operating and investing activities during the fourth quarter was $1.8 million as compared to $1.6 million for the same period of 2004, an increase of $0.2 million. Cash used for 2005 was slightly higher than previous company estimates due to higher than expected professional fees related to the successful pursuit of new government funding and the establishment of new partner relationships which were announced earlier this month.

“In 2005, we redefined our markets and completed the transformation of Millennium Cell into a hydrogen battery technology company,” commented H. David Ramm, Chief Executive Officer. “We also advanced the company towards profitability by adding new partners and licensees, strengthened our government funding streams and supported the development of products that will produce royalties for the Company.

“We have made significant progress in our ongoing programs including the development of portable power solutions for the U.S. military. In the fourth quarter, the U.S. Army joined the Air Force in partnering with Millennium Cell and Protonex Technology Corporation to fund the development of the P2, which is expected to be delivered to the Air Force in the first quarter. This system was demonstrated to key decision makers in the military and industry who recognized the product’s significant weight, size and cost advantages over the leading military batteries in use today. After initial delivery for laboratory testing, P2 systems will be produced to supply the military’s needs for larger scale field testing later in 2006.”

Mr. Ramm continued, “In addition to advancing programs underway, we have also been actively pursuing new opportunities and partnerships. In 2005 we were awarded contracts by the U.S. Army Tank-automotive and Armaments Command to study the effects of field water hydration, the National

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Center for Manufacturing Science to develop fuel cartridge manufacturing technology and the U.S. Department of Energy to advance our low cost sodium manufacturing technology.

“In addition, we recently announced two very important new relationships with fuel cell developers that will expand the penetration of Millennium Cell’s technology into our target markets. The Company entered into a licensing agreement with Jadoo Power Systems Inc., a leading manufacturer of portable fuel cell power systems that are commercially available today for professional video as well as law enforcement and military applications. We look forward to benefiting from the product development as well as distribution channels that Jadoo has successfully created.

“Earlier today we announced a joint development agreement with Gecko Energy Technologies, Inc. The agreement calls for the two companies to pair Millennium Cell’s patented Hydrogen on Demand® technology with Gecko’s thin, planar PEM fuel cells to create a hydrogen battery that is lighter, smaller, and less expensive than other micro fuel cells for a variety of applications in the military, medical, industrial and consumer electronics markets.”

“The Company was very successful this past year in developing and leveraging strong relationships to move our technology out of the lab and into commercial and military applications. With our growing list of licensees, we are positioned to expand our technology’s penetration into new markets in 2006,” concluded Mr. Ramm.

The Company will host a conference call on February 16, 2006 at 10:00 a.m., EST to discuss its fourth quarter results. Interested parties may listen to the live teleconference by dialing 1-800-706-7745 and entering passcode 33547879. A telephonic replay of the conference call will also be available through February 23, 2006, by calling 1-888-286-8010 and entering passcode 23474214.

To listen to a live broadcast of the call over the Internet or to review the archived call, please visit: www.millenniumcell.com under the "Investor Relations" section.

About Millennium Cell

Millennium Cell develops hydrogen battery technology through a patented chemical process that safely stores and delivers hydrogen energy to power portable devices. The borohydride-based technology can be scaled to fit any application requiring high energy density for a long run time in a compact space. The Company is working with market partners to meet demand for its patented process in four areas: military, medical, industrial and consumer electronics. For more information, visit http://millenniumcell.com.

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Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered ``forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell’s current views about future events and financial performance and are subject to risks. Forward-looking statements are identified by their use of terms and phrases such as “believe,”“expect,”“plan,”“anticipate,”“on target” and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from Millennium Cell’s expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell’s hydrogen fuel storage and delivery system; (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems; (iii) competition from current, improving and alternative power technologies; (iv) Millennium Cell’s ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of its hydrogen fuel storage and delivery system and its business plan; (v) Millennium Cell’s ability to protect its intellectual property; (vi) Millennium Cell’s ability to achieve budgeted revenue and expense amounts; (vii) Millennium Cell’s ability to generate revenues from the sale or license of, or provision of services related to, its technology; (viii) Millennium Cell’s ability to form strategic alliances or partnerships to help promote our technology and achieve market acceptance; (ix) Millennium Cell’s ability to generate design, engineering or management services revenue opportunities in the hydrogen generation or fuel cell markets; (x) Millennium Cell’s ability to secure government funding of its research and development and technology demonstration projects; and (xi) other factors discussed under the caption “Investment Considerations”in Millennium Cell’s Annual Report on Form 10-K for the year ended December 31, 2004.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
Statement of Operations	Dec.,05	Dec.,04	Dec.,05	Dec.,04
Revenue	$ 0.1	$ 0.1	$ 0.4	$ 0.2
Cost of revenue	0.1	0.1	0.4	0.2
Gross margin	-	-	-	-

Product development and marketing	0.8	0.7	3.6	3.4
General and administrative	1.2	1.2	5.4	4.2
Non-cash charges (1)	0.4	0.1	3.5	0.8
Depreciation and amortization	0.1	0.1	0.3	0.5
Research and development	0.1	0.4	0.6	0.5
Total operating expenses	2.6	2.5	13.4	9.4

Loss from operations	(2.6)	(2.5)	(13.4)	(9.4)
Interest expense	0.1	0.1	1.6	1.8
Loss before income taxes	(2.7)	(2.6)	(15.0)	(11.2)
Benefit from income taxes	0.4	0.4	0.4	0.4
Net loss	$ (2.3)	$ (2.2)	$ (14.6)	$ (10.8)

Net loss per share	$ (0.05)	$ (0.06)	$ (0.34)	$ (0.29)

Weighted-average number of shares outstanding	46.4	38.8	43.4	37.2

(1) Non-cash charges includes $2.4 million related to the issuance of the Series A Preferred Stock to The Dow
Chemical Company in April 2005. These costs are classified as product development and marketing expenses.

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Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)

Condensed Balance Sheet	Dec., 05	Dec., 04
Unrestricted cash (1)	$ 11.7	$ 8.2
Restricted cash (2)	1.6	3.0
Fixed assets, net	0.5	0.7
Patents and licenses, net	0.7	0.5
Other assets	0.5	0.9
Total assets	$ 15.0	$ 13.3

Accounts payable and accrued expenses	$ 1.4	$ 1.2
Secured debentures, net of discount	-	2.4
Unsecured debentures, net of discount	2.4	5.1
Preferred Stock - Series C, net of discount	5.0	-
Other liabilities	0.3	0.4
Stockholders' equity	5.9	4.2
Total liabilities and stockholders' equity	$ 15.0	$ 13.3

(1) Increase in cash from $8.2 (Dec.,04) to $11.7 (Dec.,05) was $3.5 million: $9.7 cash received from private placement + ($8.4) consumed in operations + ($0.3) working capital + $1.1 cash provided by warrant and option exercises + $1.4 net activity from restricted cash.

(2) Cash restricted is collateral for Series C Preferred Stock ($1.0) and facility lease ($0.6).

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